                                                                EXHIBIT 99(8)(e)

                                   AGREEMENT

THIS AGREEMENT ("Agreement") made as of January 24, 1997, is by and between MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC., a Delaware corporation, MILLER ANDERSON & SHERRERD LLP, a Pennsylvania limited liability partnership (collectively, "Adviser") and AMERICAN GENERAL LIFE INSURANCE COMPANY, a Texas corporation ("AGL").

                              W I T N E S S E T H:

WHEREAS, the investment company identified on Schedule One hereto ("Schedule One," as the same may be amended from time to time) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act") (the "Investment Company" - the portfolios of the Investment Company identified in Schedule One are referred to herein individually as a "Fund" and collectively as the "Funds"); and

WHEREAS, each of the Funds is available as the investment vehicle for certain separate accounts of AGL, established for variable life insurance policies and/or variable annuity contracts offered by AGL (individually or collectively, the "Separate Account"); and

WHEREAS, AGL has entered into a participation agreement dated January 24, 1997 with the Investment Company, Adviser and certain others(the "Participation Agreement," as the same may be amended from time to time); and

WHEREAS, Adviser provides, among other things, investment advisory and/or administrative services to the Investment Company; and

WHEREAS, Adviser desires AGL to provide the administrative services specified in the attached Exhibit A ("Administrative Services") in connection with the ownership of interests of the Separate Account, which holds shares of the Funds, and AGL is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

1. AGL agrees to perform the Administrative Services specified in Exhibit A hereto for the benefit of variable annuity and variable life insurance contracts that participate in the Separate Account.

2. AGL may, with the consent of Adviser, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of AGL required by this Agreement, provided that AGL shall be fully responsible for the acts and omissions of such other parties.

3. AGL hereby agrees to notify Adviser promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

4. AGL hereby represents and covenants that it does not, and will not, own or hold or control with power to vote any shares of the Funds which are registered in the name of AGL or the name of its nominee and which are maintained under AGL variable annuity or variable life insurance accounts.

5. The provisions of the Agreement shall in no way limit the authority of Adviser or the Investment Company to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of the Funds and/or sale of shares of the Fund.

6. In consideration for the Administrative Services provided by AGL with respect to the variable life insurance and variable annuity contracts identified on Schedule Two, attached hereto, each Adviser agrees to pay AGL a monthly fee at an annual rate which shall equal 0.15% of the net asset value of the shares of each Fund for which it serves as adviser (as indicated on Schedule One) and which is held in the Separate Account. The foregoing fee will be paid by Adviser to AGL on a calendar quarter basis; payment of such fee will be made by Adviser to AGL within thirty (30) days following the end of each calendar quarter. The determination of the net asset value of shares of each Fund held in the Separate Account shall be made by averaging the net asset value of the shares as of the last Business Day (as defined in the Participation Agreement) of each month falling within the applicable calendar quarter.

    Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by Adviser to AGL relate solely to the performance by AGL of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by AGL to AGL policy or contract owners, or to any separate account organized by AGL, or for any investment advisory services, or for costs associated with the distribution of any variable annuity or variable life insurance contracts.

7. AGL shall indemnify and hold harmless the Investment Company, the Funds and the Adviser and each of their respective officers, Directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that any one or more of them may incur including, without limitation, reasonable attorneys' expenses and costs arising out of or related to the performance or non-performance by AGL of the Administrative Services under this Agreement.

8. This Agreement may be terminated without penalty at any time by AGL or by Adviser as one or more of the Funds collectively, upon one hundred and eighty days (180) written notice to the other party. Notwithstanding the foregoing, the provisions of paragraphs 7 and 9 of this Agreement, shall continue in full force and effect after termination of this Agreement.

9. After the date of any termination of this Agreement in accordance with paragraph 8 of this Agreement, no fee will be due with respect to any shares of Funds first placed in the Separate Account after the date of such termination. However, notwithstanding any such termination, Adviser will remain obligated to pay AGL the fee specified in paragraph 6 of this Agreement, with respect to the net asset value of shares of the Funds maintained in the Separate Account as of the date of such termination, for so long as such amounts are held in the Separate Account and AGL continues to provide the Administrative Services with respect to such amounts in conformity with this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

10. AGL understands and agrees that the obligations of Adviser under this Agreement are not binding upon the Investment Company, upon any of its Board members or upon any shareholder of any of the Funds.

11. It is understood and agreed that in performing the services under this Agreement AGL, acting in its capacity described herein, shall at no time be acting as an agent for Adviser or the Investment Company. AGL agrees, and agrees to cause its agents, not to make any representations concerning the Investment Company except those contained in the Investment Company's then-current prospectus; in current sales literature furnished by the Investment Company or Adviser to AGL; in the then-current prospectus for a variable annuity contract or variable life insurance policy issued by AGL or then-current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by Adviser.

12. This Agreement, including the provisions set forth herein in paragraph 6, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

13. This Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law of such jurisdiction.

14. This Agreement, including Exhibit A, Schedules One and Two constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. The parties agree that Schedule One may be replaced from time to time with a new Schedule One to accurately reflect any changes in the Investment Company or Funds available as investment vehicles under the Participation Agreement.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



AMERICAN GENERAL LIFE INSURANCE COMPANY



By:
   -------------------------------
  Authorized Signatory


   -------------------------------
  Print or Type Name



MORGAN STANLEY DEAN WITTER
INVESTMENT MANAGEMENT INC.



By:
   -------------------------------
        Authorized Signatory


   -------------------------------
          Print or Type Name



MILLER ANDERSON & SHERRERD, LLP



By:
   -------------------------------
        Authorized Signatory


   -------------------------------
         Print or Type Name

                                  SCHEDULE ONE




INVESTMENT COMPANY NAME:      FUND NAME(S) AND ADVISOR TO FUND:
-----------------------       --------------------------------

Morgan Stanley Dean Witter    Morgan Stanley Dean Witter Asset Universal
Funds, Inc                    Management Inc.:

                              International Magnum
                              Emerging Markets Equity
                              Global Equity
                              Equity Growth

                              Miller Anderson Sherrerd, LLP:

                              Fixed Income
                              High Yield
                              MidCap Value

                                   EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, AGL shall perform the following Administrative Services:

I. Assist the Investment Company in communicating with variable life insurance policy owners and variable annuity contract owners and provide them with information regarding the Funds, including (a) information on investment objectives, policies and procedures, (b) information on Fund performance and (c) answers to questions regarding Fund investments.

I. Create and utilize computer programs and other information systems that assist the Investment Company in communicating Fund information to variable life insurance policy owners and variable annuity contract owners.

I. Assist the Investment Company in educating AGL's home office and field personnel on the management and operation of the Funds.

I. Transmit to variable life insurance policy owners and variable annuity contract owners proxy materials and reports and other information received by AGL from the Investment Company and required to be sent to policy and contract owners under the federal securities laws and, upon request of the Investment Company, transmit communications deemed by the Investment Company and its Board of Directors to be necessary and proper for receipt by all policy and contract owners participating in the Separate Account.

I. Provide to the Investment Company such periodic reports as shall reasonably be necessary to enable the Investment Company and its Adviser to comply with applicable securities and insurance laws.

                                 SCHEDULE TWO

                 VARIABLE LIFE INSURANCE AND ANNUITY CONTRACTS
                            COVERED UNDER AGREEMENT
                            (AS OF JANUARY 1, 1999)


1. Platinum I and Platium II Flexible Premium Variable Life Insurance Policies (Form Nos. 97600 and 97610)

2. Legacy Plus Flexible Premium Variable Life Insurance Policies
   (Form No.  98615)

3. Platinum Investor Variable Annuity
   (Form No.  98020)